For Immediate Release

Misonix Contact: Richard Zaremba Chief Financial Officer 631-694-9555 invest@misonix.com	Investor Relations Contact: Jordan M. Darrow Darrow Associates, Inc. 631-367-1866 jdarrow@optonline.net

Misonix Reports Increased Revenues for the Third Fiscal Quarter and Nine Months Ended March 31, 2005

FARMINGDALE, N.Y. -- May 5, 2005 -- Misonix, Inc. (NASDAQ NM: MSON), a developer of ultrasonic medical device technology for the treatment of cancer and other healthcare purposes, today reported financial results for the three and nine months ended March 31, 2005. Among the highlights for the quarter, the Company reported an increase in revenues for the third fiscal quarter and nine months of fiscal 2005 of 5% and 13%, respectively.

Commenting on the financial results for the third fiscal quarter and other strategic developments reported to date, Michael A. McManus, Jr., President and Chief Executive Officer, said: “We are pleased with the Company’s revenue growth in the third quarter, despite a shift in revenue mix toward lower margin products. This revenue growth has positioned us to increase the level of investment being made in research and development as well as sales and marketing activities. As we recently announced, additional investments are being made in several of our unique ultrasonic medical device products with positive results in early clinical tests. In addition, we are working to develop markets for new and existing products. We believe that an attractive and sustainable level of growth and profitability are attainable by capitalizing on the opportunities that are before us. To this end, our growth strategies include bringing new products to market and firmly establishing a presence in major markets as the basis for future sales initiatives. The principle areas of investments include:

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Clinical results on the wound debrider have been positive in the U.S. and Italy. These results have enabled us to attract potential distributors. The wound debridement market is very large and we believe our product is well positioned to play an integral role in it.

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Successful animal studies with our product using high intensity focused ultrasound (“HIFU”) for kidney cancer encourages us to move more quickly into human treatment in Austria which will result in accelerated expenses.

•	We are advancing our bone cutter animal studies and will be testing the product at the University of Pittsburgh.
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We are in the process of responding to a third set of questions from the U.S. Food and Drug Administration (“FDA”) with regard to our 510(k) filing for HIFU for tissue ablation. This effort requires us to involve outside consultants including those that are involved regularly with the FDA.

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We have placed more people in Europe and Russia. We have seen results of these efforts in the NICE approval in the U.K. and the approval from the Russian Federation. We will continue to invest in medical conferences and doctor training in these markets.

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Lastly, we are in the process of upgrading of our ultrasonic platform to a more modern digital format. Upon completion we should have a reduced cost of production and the ability to provide new applications, among other benefits.

“To enhance our competitive advantage and build upon what we believe is the largest ultrasonic medical device platform in the industry, it is important to implement these initiatives even though they will result in 2005 earnings comparable to that of 2004.”

Fiscal 2005 Third Quarter Results

Revenues for the three months ended March 31, 2005 were $10.9 million, a 5% increase compared with revenues of $10.3 million for the same period in fiscal 2004. Laboratory and scientific product revenues increased 21%, to $5.2 million, and medical device product revenues decreased 6.2%, to $5.7 million. The increase in laboratory and scientific product revenues was mainly attributable to a 43% increase in Labcaire products, primarily the endoscope cleaning and disinfecting units, and a 14% increase in ultrasonic laboratory and scientific products. Diagnostic medical device product revenues increased 29% to $3.1 million, and therapeutic medical device product revenues decreased 29% to $2.6 million.

Gross margins for the three months ended March 31, 2005 were 41.8% as a percentage of sales compared with 43.1% as a percentage of sales for the same period in fiscal 2004. The decrease in gross margin percentage was predominately due to an unfavorable mix of high and low margin product deliveries.

As a result of the increased expenditures detailed above, the Company saw a significant increase in its operating expenses from the prior year. Sales and marketing expenses increased by 23% and research and development expenses increased by 40% in the third quarter of fiscal 2005 as compared to the same period in the prior year.

Misonix recorded net income for the three months ended March 31, 2005 of $3,000, or $.0 per diluted share, compared with net income of $388,000, or $.06 per diluted share for the same period in fiscal 2004.

The Company’s backlog of unfilled orders as of March 31, 2005 was $10.0 million, a 3% decrease when compared to $10.3 million as of December 31, 2004. Medical device product backlog was $5.8 million and laboratory and scientific product backlog was $4.3 million.

Fiscal 2005 Nine Months Results and Full Year Guidance

Revenues for the nine months ended March 31, 2005 were $32.0 million, a 13% increase when compared with revenues of $28.3 million for the same period in fiscal 2004. Medical device product revenues increased 10% to $17.3 million and laboratory and scientific product revenues increased 18% to $14.7 million. The Company recorded net income for the nine months ended March 31, 2005 of $598,000, or $.09 per diluted share, compared with net income of $1.2 million, or $.17 per diluted share for the same period in fiscal 2004.

With respect to fiscal 2005 guidance and as previously announced, the Company expects to increase revenues by 12%-15%, which is at the higher end of its earlier range of 10%-15%, and earnings to be in line with Misonix’s fiscal 2004 results.

Conference Call and Web Cast Information

As previously announced, the Company has scheduled a conference call and web cast to discuss its third quarter fiscal 2005 financial results today, May 5, 2005, at 4:30 PM Eastern time. The conference call will be broadcast live on the Internet via the Investor Relations section of the Company's Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 800-299-7635 (domestic) or 617-786-2901 (international) and entering the reservation code 70637192. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts. There is no charge for participants to access the live broadcasts or replays.

Misonix develops, manufactures, and/or markets medical, scientific and industrial ultrasonic and air pollution systems and maintains a minority equity position in Focus Surgery as its exclusive manufacturer of the Sonablate® 500. Additional information on Misonix may be found on the Internet at www.misonix.com.

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Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, regulatory risks including approval of pending and/or contemplated 510(k) filings, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

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(Tables to Follow)

MISONIX, INC.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$10,879,607	$10,346,249	$32,016,885	$28,262,256

Cost of goods sold	6,330,457	5,892,060	18,610,337	16,164,154

Gross profit	4,549,150	4,454,189	13,406,548	12,098,102

Selling expenses	1,476,236	1,203,820	4,407,551	3,282,312
General and administrative expenses	2,284,786	1,813,594	6,026,911	5,703,640
Research and development expenses	918,112	654,232	2,540,070	1,717,878

Total operating expenses	4,679,134	3,671,646	12,974,532	10,703,830

(Loss) income from operations	(129,984)	782,543	432,016	1,394,272

Total other income	195,111	2,229	549,004	760,244

Income before minority interest and
income taxes	65,127	784,772	981,020	2,154,516

Minority interest in net income of
consolidated subsidiaries	29,083	7,790	56,329	35,941

Income before income taxes	36,044	776,982	924,691	2,118,575

Income tax expense	32,683	388,933	326,727	947,498

Net income	$3,361	$388,049	$597,964	$1,171,077

Net income per share-basic	$0.00	$0.06	$0.09	$0.18

Net income per share-diluted	$0.00	$0.06	$0.09	$0.17

Weighted average common shares-basic	6,812,673	6,655,865	6,776,137	6,655,865

Weighted average common shares-diluted	7,037,501	6,774,501	6,981,837	6,744,207

MISONIX, INC.
Consolidated Balance Sheets

	Unaudited	Audited
	March 31, 2005	June 30, 2004

Assets
Current Assets:
Cash and cash equivalents	$3,060,824	$4,839,866
Accounts receivable, net of allowance
for doubtful accounts of $395,347 and
$451,016, respectively	8,183,124	7,601,693
Inventories	12,675,576	10,944,572
Deferred income taxes	668,572	645,381
Prepaid expenses and other current assets	1,534,624	1,114,546
Total current assets	26,122,720	25,146,058

Property, plant and equipment, net	4,216,125	3,892,920
Deferred income taxes	379,136	412,201
Goodwill	4,473,713	4,473,713
Other assets	406,374	316,220
Total assets	$35,598,068	$34,241,112

Liabilities and stockholders' equity
Current liabilities:
Revolving credit facilities	1,470,616	1,373,681
Accounts payable	4,946,209	4,507,476
Accrued expenses and other current liabilities	1,565,118	1,857,097
Income tax payable	72,166	107,282
Current maturities of long-term debt and capital
lease obligations	365,575	302,932
Total current liabilities	8,419,684	8,148,468

Long-term debt and capital lease obligations	1,366,585	1,264,480

Deferred income	633,449	769,033

Minority interest	372,284	315,955

Stockholders' equity:
Capital stock, $0.01 par - shares authorized 10,000,000;
6,902,752 and 6,816,253 issued and 6,823,049 and
6,738,453 outstanding, respectively	69,028	68,163
Additional paid-in capital	23,464,854	23,116,602
Retained earnings	1,263,424	665,461
Treasury stock, 77,800 shares	(412,424)	(412,424)
Accumulated other comprehensive income	421,184	305,374
Total stockholders' equity	24,806,066	23,743,176

Total liabilities and stockholders' equity	$35,598,068	$34,241,112